FELDMAN FINANCIAL ADVISORS, INC.

1725 K STREET, NW SUITE 205

WASHINGTON, DC 20006

202-467-6862

(FAX) 202-467-6963

December 13, 2005

Board of Directors

Educators Mutual Life Insurance Company

202 North Prince Street

Lancaster, Pennsylvania 17608

Members of the Board:

We hereby consent to the use of our firm’s name in the Application for Approval of Mutual-to-Stock Conversion as filed by Educators Mutual Life Insurance Company with the Pennsylvania Insurance Department under the Insurance Company Mutual-to-Stock Conversion Act, 40 P.S. Sections 911-A et seq. We also consent to the use of our firm’s name in the Registration Statement on Form S-1, and amendments thereto, as filed by Eastern Insurance Holdings, Inc. with the Securities and Exchange Commission.

Additionally, we consent to the inclusion of, summary of, and reference to our Appraisal Report in such filings and amendments, including the Prospectus of Eastern Insurance Holdings, Inc. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

We further consent to the reference to and summary of, in the aforementioned filings and amendments, our opinion as to the value of subscription rights granted by Educators Mutual Life Insurance Company pursuant to its Plan of Conversion from Mutual to Stock Organization.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.

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